The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 25, 2016

Preliminary Pricing Supplement
(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•]

Phoenix AutoCallable Notes due June 1, 2018

Linked to the Least Performing Reference Asset of the

iShares® Nasdaq Biotechnology ETF, the Financial Select Sector SPDR® Fund and

the Technology Select Sector SPDR® Fund

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 26, 2016
Issue Date:	June 1, 2016
Final Valuation Date:*	May 29, 2018
Maturity Date:*	June 1, 2018
Observation Dates:*	The 26th of each February, May, August and November during the term of the Notes, beginning in August 2016, provided that the final Observation Date will be the Final Valuation Date
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the third business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Reference Assets:

The iShares®  Nasdaq Biotechnology ETF (the “Biotechnology Fund”), the Financial Select Sector SPDR® Fund (the “Financial Sector Fund”) and the Technology Sector SPDR® Fund (the “Technology Sector Fund”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Barrier Price
	Biotechnology Fund	IBB UQ <Equity>	$[•]	$[•]	$[•]
	Financial Sector Fund	XLF UP <Equity>	$[•]	$[•]	$[•]
	Technology Sector Fund	XLK UP <Equity>	$[•]	$[•]	$[•]

The Biotechnology Fund, the Financial Sector Fund and the Technology Sector Fund are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”

Payment at Maturity:

If the Notes are not automatically called prior to maturity, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                  If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.75%	98.25%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $945.00 and $965.60 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of 1.75% of the principal amount of the Notes, or up to $17.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$25.75 per $1,000 principal amount Note, which is 2.575% of the principal amount per Note

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of any Reference Asset is less than its Coupon Barrier Price on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Price:	With respect to each Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Coupon Barrier Price:	With respect to each Reference Asset, 65.00% of its Initial Price (rounded to two decimal places), as noted in the table above
Barrier Price:	With respect to each Reference Asset, 65.00% of its Initial Price (rounded to two decimal places), as noted in the table above
Final Price:	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Closing Price:

With respect to a Reference Asset, on any date, the official closing price per share of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741V4A7 / US06741V4A79

*                  Subject to postponement, as described under “Additional Terms of the Notes—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the price of any Reference Asset will fall below its Coupon Barrier Price on any Observation Date or its Barrier Price on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Price of only one Reference Asset is less than its Coupon Barrier Price on an Observation Date and (b) the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Continent Coupons that may be payable on the Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the price of at least one Reference Asset is less than its Coupon Barrier Price on one or more Observation Dates and/or less than its Barrier Price on the Final Valuation Date

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•                  Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date.

If a scheduled Observation Date is not a Reference Asset Business Day, the Observation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on an Observation Date, the relevant Observation Date will be postponed.  If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation

PPS-2

Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price on such fifth day, and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date (and Call Settlement Date, if applicable) will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to a Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•                 Adjustments to the Reference Assets and the Notes—Each Reference Asset and the Notes are subject to adjustment under various circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Coupon Barrier Price for each Reference Asset: $65.00 (65.00% of the hypothetical Initial Price set forth above)

▪                  Contingent Coupon: $25.75 per $1,000 principal amount Note (2.575% of the principal amount per Note )

* The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $65.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Prices or Coupon Barrier Prices for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price for each Reference Asset will be equal to 65.00% of the Initial Price.

For information about recent prices of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price ($) on Relevant Observation Date
Biotechnology Fund	95.00
Financial Sector Fund	85.00
Technology Sector Fund	105.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $25.75, or 2.575% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of at least one Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of at least one other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price($) on Relevant Observation Date
Biotechnology Fund	105.00
Financial Sector Fund	55.00
Technology Sector Fund	80.00

Because the Closing Price of one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price ($) on Relevant Observation Date
Biotechnology Fund	55.00
Financial Sector Fund	45.00
Technology Sector Fund	50.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of any Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset is below its Initial Price on the relevant Observation Date, the Notes would not be called on the related Contingent Coupon Payment Date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following table illustrates the hypothetical total return upon an automatic call or at maturity under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Contingent Coupon: $25.75 per $1,000 principal amount Note

▪                  Redemption Price: $1,000 plus the Contingent Coupon that is otherwise payable on the Call Settlement Date

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Coupon Barrier Price for each Reference Asset: $65.00

▪                  Barrier Price for each Reference Asset: $65.00

* The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $65.00 and the hypothetical Barrier Price of $65.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Prices, Coupon Barrier Prices or Barrier Prices for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price and Barrier Price for each Reference Asset will each be equal to 65.00% of the Initial Price.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the first Observation Date.

	Closing Price ($)
Observation Date	Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	110.00	108.00	105.00	$1,025.75

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the first Observation Date, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, you will receive the applicable Redemption Price of $1,025.75 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.575%.

Example 2: The Notes are automatically called on the fourth Observation Date.

	Closing Price ($)
Observation Date	Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	110.00	60.00	75.00	$0.00
2	95.00	62.00	85.00	$0.00
3	95.00	85.00	90.00	$25.75
4	105.00	110.00	103.00	$1,025.75

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the fourth Observation Date, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, you will receive the applicable Redemption price of $1,025.75 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.15%.

PPS-5

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 1: The Notes are NOT automatically called and the Final Price of the Least Performing Reference Asset is NOT less than its Barrier Price.

	Closing Price ($)
Observation Date	Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	110.00	60.00	75.00	$0.00
2	95.00	62.00	85.00	$0.00
3	95.00	85.00	90.00	$25.75
4	105.00	85.00	103.00	$25.75
5	90.00	90.00	85.00	$25.75
6	85.00	62.50	80.00	$0.00
7	80.00	60.00	85.00	$0.00
8 (Final Valuation Date)	90.00	70.00	85.00	$1,025.75

Because the Closing Price of at least one Reference Asset is less than its Initial Price on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called prior to maturity.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

The total return on investment of the Notes is 10.30%.

Example 2: The Notes are NOT automatically called and the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

	Closing Price ($)
Observation Date	Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	110.00	60.00	75.00	$0.00
2	95.00	62.00	85.00	$0.00
3	95.00	85.00	63.00	$0.00
4	105.00	85.00	60.00	$0.00
5	90.00	60.00	75.00	$0.00
6	85.00	62.50	80.00	$0.00
7	70.00	60.00	85.00	$0.00
8 (Final Valuation Date)	50.00	60.00	85.00	$500.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called prior to maturity.

Because the Biotechnology Fund has the lowest Reference Asset Return, the Biotechnology Fund is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $500.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

The total return on investment of the Notes is -50.00%.

Example 2 demonstrates that if the Notes are not called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of in the principal amount of your Notes. Example 2 further demonstrates that if the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-6

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price			Reference Asset Return
Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Biotechnology Fund	Financial Sector Fund	Technology Sector Fund	Least Performing Reference Asset	Payment at Maturity**
155.00	150.00	160.00	55.00%	50.00%	60.00%	50.00%	$1,000.00
140.00	150.00	145.00	40.00%	50.00%	45.00%	40.00%	$1,000.00
135.00	145.00	130.00	35.00%	45.00%	30.00%	30.00%	$1,000.00
120.00	125.00	130.00	20.00%	25.00%	30.00%	20.00%	$1,000.00
112.00	130.00	110.00	12.00%	30.00%	10.00%	10.00%	$1,000.00
105.00	110.00	100.00	5.00%	10.00%	0.00%	0.00%	$1,000.00
95.00	105.00	90.00	-5.00%	5.00%	-10.00%	-10.00%	$1,000.00
95.00	80.00	102.00	-5.00%	-20.00%	2.00%	-20.00%	$1,000.00
70.00	95.00	105.00	-30.00%	-5.00%	5.00%	-30.00%	$1,000.00
80.00	65.00	105.00	-20.00%	-35.00%	5.00%	-35.00%	$1,000.00
60.00	90.00	80.00	-40.00%	-10.00%	-20.00%	-40.00%	$600.00
75.00	102.00	50.00	-25.00%	2.00%	-50.00%	-50.00%	$500.00
90.00	40.00	50.00	-10.00%	-60.00%	-50.00%	-60.00%	$400.00
115.00	70.00	30.00	15.00%	-30.00%	-70.00%	-70.00%	$300.00
20.00	50.00	55.00	-80.00%	-50.00%	-45.00%	-80.00%	$200.00
50.00	10.00	30.00	-50.00%	-90.00%	-70.00%	-90.00%	$100.00
0.00	50.00	105.00	-100.00%	-50.00%	5.00%	-100.00%	$0.00

**   Per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date).

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Price of the Biotechnology Fund is $112.00, the Final Price of the Financial Sector Fund is $130.00 and the Final Price of the Technology Sector Fund is $110.00.

Because the Technology Sector Fund has the lowest Reference Asset Return, the Technology Sector Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Price of the Biotechnology Fund is $95.00, the Final Price of the Financial Sector Fund is $80.00 and the Final Price of the Technology Sector Fund is $102.00.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of the Biotechnology Fund is $90.00, the Final Price of the Financial Sector Fund is $40.00 and the Final Price of the Technology Sector Fund is $50.00.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if the Notes are not automatically called and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•                  Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Price of the Least Performing Reference Asset is less than its Barrier Price.  If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the price of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

•      You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•      Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its Initial Price, as described above. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of any Reference Asset at any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Least Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date.  Accordingly, if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

PPS-8

•      Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Price of Any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Prices of the Reference Assets on each Observation Date in respect of which the Notes may be called.  Accordingly, if the price of any Reference Asset drops on any Observation Date on which the Notes may be called such that the Closing Price of such Reference Asset falls below the applicable Initial Price, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks underlying any Reference Asset would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Notes:

o                Management Risk.  This is the risk that the investment strategy for a Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Assets’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

PPS-9

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of the Reference Assets may vary substantially from their respective net asset values per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of each Reference Asset is to provide investment results that, before expense, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries.  The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Reference Asset may have a material adverse effect on the securities held in the portfolio of such Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes

PPS-10

a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the expected volatility of the Reference Assets and the stocks underlying the Reference Assets;

o                the time to maturity of the Notes;

o                the market price and dividend rate on the Reference Assets and the stocks underlying the Reference Assets;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

INFORMATION REGARDING THE REFERENCE ASSETS

The iShares® Nasdaq Biotechnology ETF

We have derived all information contained in this pricing supplement regarding the Biotechnology Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Biotechnology Fund’s prospectus dated August 1, 2015 and other publicly available information.

We have not independently verified the information in the Biotechnology Fund’s prospectus or any other publicly available information regarding the Biotechnology Fund.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Biotechnology Fund is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Biotechnology Fund.

The Biotechnology Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IBB”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Biotechnology Fund, please see the prospectus for the Biotechnology Fund.  In addition, information about iShares® and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Biotechnology Fund.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Biotechnology Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of biotechnology and pharmaceutical equities listed on NASDAQ, as measured by the NASDAQ Biotechnology Index. For more information about the NASDAQ Biotechnology Index, please see “—The NASDAQ Biotechnology Index” below.

As of May 23, 2016, the Biotechnology Fund’s top holdings by sector were Biotechnology (79.09%), Pharmaceuticals (13.76%) and Life Science Tools and Services (6.96%).

The Biotechnology Fund uses a representative sampling indexing strategy to try to track the NASDAQ Biotechnology Index.  The Biotechnology Fund generally invests at least 90% of its assets in securities of the NASDAQ Biotechnology Index and depository receipts representing securities in the NASDAQ Biotechnology Index.  In addition, the Biotechnology Fund may invest up to 10% of its assets in other securities, including securities not in the NASDAQ Biotechnology Index, but which BFA believes will help the Biotechnology Fund track such index, futures contracts, options on futures contracts, other types of options and swaps related to the NASDAQ Biotechnology Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Biotechnology Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the NASDAQ Biotechnology Index. Representative sampling means that the Biotechnology Fund generally invests in a representative sample of securities that collectively has an investment profile similar to that of the NASDAQ Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the NASDAQ Biotechnology Index. The Biotechnology Fund may or may not hold all of the securities in the NASDAQ Biotechnology Index.

Correlation

The NASDAQ Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio. The performance of the Biotechnology Fund and the NASDAQ Biotechnology Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Biotechnology Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the NASDAQ Biotechnology Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

PPS-12

The NASDAQ Biotechnology Index

We have derived all information contained in this preliminary pricing supplement regarding the NASDAQ Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Further, NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of, the NASDAQ Biotechnology Index at any time.

The NASDAQ Biotechnology Index is calculated, published and disseminated by NASDAQ OMX and is designed to measure the performance of equity securities listed on NASDAQ that are classified as either biotechnology or pharmaceuticals according to the Industry Classification Benchmark (“ICB”) and that also satisfy certain eligibility criteria.

Index Calculation

The NASDAQ Biotechnology Index is calculated under a modified capitalization weighted methodology. On November 1, 1993, the NASDAQ Biotechnology Index began with a base value of 200.00. The value of the NASDAQ Biotechnology Index equals the aggregate value of the Index share weights of each of the securities included in the NASDAQ Biotechnology Index multiplied by each such security’s last sale price, and divided by the divisor of the NASDAQ Biotechnology Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes.

Eligibility Criteria

To be eligible for inclusion in the NASDAQ Biotechnology Index, a security must be listed on NASDAQ. Eligibility for the NASDAQ Biotechnology Index is limited to specific security types only. The security types eligible for inclusion include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests.

To be eligible for inclusion, a security must also meet the following criteria:

•                  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  the issuer of the security must be classified according to the ICB as either biotechnology or pharmaceuticals;

•                  the security may not be issued by an issuer currently in bankruptcy proceedings;

•                  the security must have a market capitalization of at least $200 million;

•                  the security must have an average daily trading volume of at least 100,000 shares;

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion;

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the issuer of the security must be “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing)

Annual Evaluation

The component securities are evaluated annually in December. The eligibility criteria are applied using market data through the end of October and are updated for total shares outstanding submitted in publicly filed SEC documents through the end of November. Included securities that do not satisfy the eligibility criteria are removed, and eligible securities not currently included are added. Security additions and deletions are made effective after the close of trading on the third Friday in December.

Moreover, if at any time during the year other than at the annual evaluation an included security no longer satisfies the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion, the security is removed and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities included in the NASDAQ Biotechnology Index are monitored on a daily basis by NASDAQ OMX with respect to changes in price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuances, or other corporate actions. Index share weights for included securities that are affected by corporate actions are adjusted by the same percentage amount by which the total shares outstanding of such securities have changed. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December.

PPS-13

Index Rebalancing

The NASDAQ Biotechnology Index employs a modified market capitalization weighting methodology. At each quarter, the NASDAQ Biotechnology Index is rebalanced such that the maximum weight of any security included in the Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities included in the Index. If, after such redistribution, any of the 5 highest ranked securities included in the NASDAQ Biotechnology Index are weighted below 8%, these securities are not capped. Next, any remaining securities included in the NASDAQ Biotechnology Index in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining included securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each included security, using the last sale price of such security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding of such security. Index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index and dividing the modified market capitalization for each included security included by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Biotechnology Fund

The table below shows the high, low and final Closing Price of the Biotechnology Fund for each of the periods noted below. The graph below sets forth the historical performance of the Biotechnology Fund based on daily Closing Prices from January 1, 2011 through May 23, 2016. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2011	100.19	92.67	100.19
June 30, 2011	109.53	100.92	106.52
September 30, 2011	109.63	84.74	93.23
December 31, 2011	104.40	89.03	104.40
March 31, 2012	124.01	104.87	123.41
June 30, 2012	129.99	117.75	129.99
September 30, 2012	144.71	129.40	142.59
December 31, 2012	147.18	128.46	137.04
March 31, 2013	159.84	141.68	159.84
June 30, 2013	186.18	159.47	173.72
September 30, 2013	211.22	178.45	209.60
December 31, 2013	227.36	194.50	226.94
March 31, 2014	273.28	223.85	236.41
June 30, 2014	256.84	215.37	256.84
September 30, 2014	279.13	243.08	273.39
December 31, 2014	316.93	255.27	303.39
March 31, 2015	366.51	300.50	343.50
June 30, 2015	383.24	333.67	369.32
September 30, 2015	398.00	289.32	302.20
December 31, 2015	343.11	298.47	338.55
March 31, 2016	327.71	243.48	260.33
May 23, 2016*	288.52	251.67	265.94

* For the period beginning on April 1, 2016 and ending on May 23, 2016

PPS-14

Historical Performance of the iShares® Nasdaq Biotechnology ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

The Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

Each of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund are referred to below as a “SPDR Select Sector Fund” and collectively as the “Select Sector Funds”.

We have derived all information contained in this preliminary pricing supplement regarding each SPDR Select Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2016 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

Each SPDR Select Sector Fund is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Technology Sector Fund is “XLK” and the ticker symbol for the Financial Sector Fund is “XLF”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each of SPDR Select Sector Fund.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or any SPDR Select Sector Fund, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and each SPDR Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets, including the Select Sector Funds. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

The Financial Sector Fund

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index.  The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

The Technology Sector Fund

The Technology Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the technology sector, as represented by the Technology Select Sector Index.  The Technology Select Sector Index includes companies from the internet software and services, IT services, communications equipment, computer and peripherals, electronic equipment and instruments, office electronics, semiconductors and semiconductor equipment, diversified telecommunication services and wireless telecommunication services industries.

PPS-16

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Price of the Financial Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Financial Sector Fund based on daily Closing Prices from January 1, 2011 through May 23, 2016. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2011	17.20	15.91	16.41
June 30, 2011	16.70	14.71	15.33
September 30, 2011	15.65	11.53	11.83
December 31, 2011	14.05	11.28	13.00
March 31, 2012	15.97	13.30	15.78
June 30, 2012	15.91	13.37	14.62
September 30, 2012	16.28	14.22	15.60
December 31, 2012	16.69	15.16	16.40
March 31, 2013	18.47	16.85	18.19
June 30, 2013	20.17	17.83	19.49
September 30, 2013	20.87	19.41	19.92
December 31, 2013	21.86	19.57	21.86
March 31, 2014	22.48	20.53	22.34
June 30, 2014	22.90	21.28	22.74
September 30, 2014	23.81	22.16	23.17
December 31, 2014	25.04	22.04	24.73
March 31, 2015	24.73	23.01	24.11
June 30, 2015	25.27	24.09	24.38
September 30, 2015	25.58	22.28	22.66
December 31, 2015	24.83	22.67	23.78
March 31, 2016	23.46	19.69	22.51
May 23, 2016*	23.69	21.97	23.21

* For the period beginning on April 1, 2016 and ending on May 23, 2016

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-17

Historical Performance of the Technology Sector Fund

The table below shows the high, low and final Closing Price of the Technology Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Technology Sector Fund based on daily Closing Prices from January 1, 2011 through May 23, 2016. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2011	27.01	24.69	26.07
June 30, 2011	26.84	24.49	25.70
September 30, 2011	26.74	22.52	23.57
December 31, 2011	26.51	23.04	25.45
March 31, 2012	30.44	25.81	30.15
June 30, 2012	30.48	27.20	28.75
September 30, 2012	31.66	27.90	30.83
December 31, 2012	31.05	27.62	28.95
March 31, 2013	30.43	29.21	30.27
June 30, 2013	32.20	29.31	30.59
September 30, 2013	32.80	30.75	32.03
December 31, 2013	35.74	31.53	35.74
March 31, 2014	36.65	34.09	36.35
June 30, 2014	38.42	35.20	38.35
September 30, 2014	40.60	38.42	39.91
December 31, 2014	42.49	37.21	41.35
March 31, 2015	43.43	39.90	41.44
June 30, 2015	43.78	41.36	41.40
September 30, 2015	43.67	37.70	39.50
December 31, 2015	44.57	39.52	42.83
March 31, 2016	44.45	38.71	44.36
May 23, 2016*	44.70	41.93	42.62

* For the period beginning on April 1, 2016 and ending on May 23, 2016

Historical Performance of the Technology Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-18

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal

PPS-19

Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-20